Exhibit 99.1

Corbus Pharmaceuticals Reports Second Quarter 2025 Financial Results and Provides a Corporate Update

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Phase 1/2 dose expansion data for Nectin-4 targeting ADC CRB-701 to be presented at ESMO 2025

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Initiated 7-day MAD portion of Phase 1 study for obesity drug CRB-913

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All three clinical programs (CRB-701, CRB-913, CRB-601) on track for data readouts in the second half of 2025

Norwood, MA, August 5, 2025 (GLOBE NEWSWIRE) -- Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a clinical stage oncology and obesity company, today provided a corporate update and reported financial results for the quarter ended June 30, 2025.

“The second half of 2025 is shaping up to be impactful, with scheduled data readouts anticipated for all three of our clinical programs,” said Yuval Cohen, Ph.D., Chief Executive Officer of Corbus. “We have been very pleased with the strong rate of enrollment in the CRB-701 study and look forward to presenting the Phase 1/2 dose expansion data at ESMO in October, which will include data from over 100 participants from the U.S. and Europe with HNSCC, cervical and mUC tumors. For our obesity drug CRB-913, we expect to present SAD/MAD data later this year and to initiate a Phase 1b dose-range finding study in the fourth quarter of 2025.”

Key Corporate and Program Updates

CRB-701 for the treatment of solid tumors, is a next-generation antibody drug conjugate (ADC) targeting Nectin-4 that contains a site-specific, cleavable linker and a precise drug antibody ratio (DAR) of 2 using monomethyl auristatin E (MMAE) as the payload.

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Dose optimization in the Phase 1/2 study is on-going with dosing at 2.7 mg/kg and 3.6 mg/kg in participants with head and neck squamous cell carcinoma (HNSCC), cervical and urothelial (mUC) tumors. In June 2025, the first participant in the combination arm of the study was dosed with pembrolizumab.

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Phase 1/2 dose expansion data will be presented for the first time as a poster (#967P) at the European Society for Medical Oncology (ESMO) Congress on October 19, 2025 from 12:00-12:45 CEST.

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The Company expects to complete dose optimization and identify the recommended Phase 2 dose (RP2D) in the fourth quarter of 2025.

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The U.S. Food and Drug Administration (FDA) has granted Fast Track designation to CRB-701 for the treatment of relapsed or refractory metastatic cervical cancer.

CRB-913 is a second generation, highly peripherally restricted, oral small molecule CB1 receptor inverse agonist drug designed for the treatment of obesity. CB1 inverse agonism is a clinically validated mechanism to induce weight loss but the previous class of such experimental drugs was abandoned due to potential neuropsychiatric adverse event risks. CRB-913 is a member of a new class of peripherally restricted CB1 inverse agonists designed to have reduced brain penetration.

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The Company initiated the multiple ascending dose (MAD) portion of the Phase 1 trial in June 2025. This follows safety and pharmacokinetics (PK) data analysis of the single ascending dose (SAD) portion of the study launched in March 2025. No treatment-related neuropsychiatric events have been seen to date in the SAD portion of the study. The MAD portion of the study is scheduled for completion in the third quarter, and the Company expects to report SAD/MAD data later this year. The initiation of Phase 1b dose-range finding study in obese non-diabetic individuals is on track for Q4 2025.

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The Company’s pre-clinical data demonstrates CRB-913 is markedly more peripherally restricted than either monlunabant or rimonabant. CRB-913 has a brain to plasma ratio 50-times lower than rimonabant and is 15-times more peripherally restricted than monlunabant.

CRB-601 is a potent and selective anti-αvβ8 integrin monoclonal antibody (mAB) designed to block the activation of latent TGFβ in the tumor micro-environment to treat solid tumors.

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The first participant was dosed in December 2024 in the dose escalation monotherapy portion of a Phase 1 study which is being conducted in the U.S. and Europe. The Company is on track to report dose escalation data in Q4 2025.

Financial Results for the Quarter Ended June 30, 2025

The Company reported a net loss of approximately $17.7 million, or a net loss per basic and diluted share of $1.44, for the three months ended June 30, 2025, compared to a net loss of $10.0 million, or a net loss per basic and diluted share of $0.90, for the three months ended June 30, 2024.

Operating expenses increased by $8.2 million to approximately $19.2 million for the three months ended June 30, 2025, compared to approximately $11.0 million for the three months ended June 30, 2024. The increase was primarily attributable to an increase in clinical development expenses.

As of June 30, 2025, the Company had $116.6 million of cash, cash equivalents, and investment on hand, which is expected to fund operations through Q2 2027 based on planned expenditures.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a clinical stage oncology and obesity company and is committed to helping people defeat serious illness by bringing innovative scientific approaches to well-understood biological pathways. Corbus’ pipeline includes CRB-701, a next-generation antibody drug conjugate that targets the expression of Nectin-4 on cancer cells to release a cytotoxic payload, CRB-601, an anti-integrin monoclonal antibody that blocks the activation of TGFβ expressed on cancer cells, and CRB-913, a highly peripherally restricted CB1 receptor inverse agonist for the treatment of obesity. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus, visit corbuspharma.com. Connect with us on X, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s trial results, product development, clinical and regulatory timelines, including timing for completion of trials and presentation of data, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors on our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

All product names, logos, brands and company names are trademarks or registered trademarks of their respective owners. Their use does not imply affiliation or endorsement by these companies.

INVESTOR CONTACT:

Sean Moran

Chief Financial Officer

Corbus Pharmaceuticals

smoran@corbuspharma.com

Dan Ferry
Managing Director
LifeSci Advisors, LLC
daniel@lifesciadvisors.com

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Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$15,187	$6,865	$30,829	$12,627
General and administrative	3,965	4,123	8,098	7,984
Total operating expenses	19,152	10,988	38,927	20,611
Operating loss	(19,152)	(10,988)	(38,927)	(20,611)
Other income (expense), net:
Interest and investment income, net	1,314	1,600	2,995	2,628
Interest expense	—	(652)	—	(1,491)
Other income, net	176	43	1,292	2,578
Total other income, net	1,490	991	4,287	3,715
Net loss	$(17,662)	$(9,997)	$(34,640)	$(16,896)
Net loss per share, basic and diluted	$(1.44)	$(0.90)	$(2.83)	$(1.75)
Weighted average number of common shares outstanding, basic and diluted	12,240,443	11,053,241	12,221,373	9,681,875

Comprehensive loss:
Net loss	$(17,662)	$(9,997)	$(34,640)	$(16,896)
Other comprehensive loss:
Change in unrealized loss on marketable debt securities	(16)	(59)	(74)	(387)
Total other comprehensive loss	(16)	(59)	(74)	(387)
Total comprehensive loss	$(17,678)	$(10,056)	$(34,714)	$(17,283)

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2025 (unaudited)	December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$20,044	$17,198
Investments	96,548	131,864
Restricted cash	285	285
Prepaid expenses and other current assets	5,948	3,629
Total current assets	122,825	152,976
Restricted cash	385	385
Property and equipment, net	251	385
Operating lease right-of-use assets	1,624	2,133
Total assets	$125,085	$155,879
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,988	$4,786
Accrued expenses	7,650	5,426
Operating lease liabilities, current	1,695	1,606
Total current liabilities	13,333	11,818
Operating lease liabilities, noncurrent	761	1,633
Total liabilities	14,094	13,451
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2025 and December 31, 2024.	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized, 12,254,069 and 12,179,482 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	1	1
Additional paid-in capital	622,562	619,285
Accumulated deficit	(511,533)	(476,893)
Accumulated other comprehensive (loss) gain	(39)	35
Total stockholders’ equity	110,991	142,428
Total liabilities and stockholders’ equity	$125,085	$155,879